UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Securities Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)

Per unit price or other underlying value of transaction computed pursuant to Securities Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Securities Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 27, 2017

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 7, 2017, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations section of the Company’s website at www.techdata.com/investor. An archive replay will be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. On or about April 27, 2017, we mailed to our shareholders a notice containing instructions on how to access our 2017 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote over the Internet, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting, regardless of your attendance in person.

Chairman of the Board Steven A. Raymund will retire from the Board at the 2017 Annual Meeting. Steve first joined the Company in 1981 and served as Chief Executive Officer from 1986 to 2006, serving as a Director since 1986 and Chairman since 1991. Steve’s contributions to Tech Data Corporation are immeasurable. He has left an indelible mark on our company, our industry and our community, and Tech Data would not be the company it is today without his foresight and visionary leadership. On behalf of my fellow Board members, we thank Steve for his vast contributions to Tech Data and wish him the best in retirement. I am honored to assume the chairmanship of Tech Data at the June Annual Meeting and look forward to continued growth and success for our customers, vendors, employees, and shareholders.

Thank you for your continued support of and investment in Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 7, 2017
Time:	3:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 7, 2017, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida 33760, for the following purposes:

1.	To elect nine (9) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2018.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2017.

4.	To approve the material terms of the performance goals under the Executive Incentive Bonus Plan.

5.	To approve, on an advisory basis, the frequency of holding future advisory shareholder votes on named executive officer compensation.

6.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 29, 2017 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Wayne O. Hanewicz Corporate Vice President, Secretary

IMPORTANT

Whether you expect to attend the meeting or not, we urge you to vote your shares either over the Internet, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope that will be enclosed within the timelines stated herein. If you attend the meeting, you may vote your shares in person if they are held in your name and not in the name of a broker, even though you have previously signed and returned your proxy. See the accompanying Proxy Statement for further information.

April 27, 2017

TECH DATA CORPORATION

2017 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (“Board”) of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 7, 2017, at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 29, 2017. Each outstanding share of common stock is entitled to one vote. There were 38,123,655 outstanding shares of common stock entitled to vote as of March 29, 2017.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about April 27, 2017, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2017 Proxy Statement and Annual Report (the “Proxy Materials”) and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting Proxy Materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials and the proxy are available at www.proxydocs.com/TECD. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the Proxy Materials by mail, you can vote on the Internet, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

You can utilize these methods to vote:

On the Internet.    You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 6, 2017.

By telephone.    You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 6, 2017.

By mail.    If you received a paper copy of the Proxy Materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or you may return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before June 6, 2017.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest Internet, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy on the Internet, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Wayne O. Hanewicz, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting on the Internet, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to ratify the selection of the independent registered public accounting firm for fiscal 2018, the broker may vote your shares in its discretion. For all the other proposals, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote on the Internet, by telephone, or by proxy even if you plan to attend the Annual Meeting.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect nine (9) directors, whose names are set forth below, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2018.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2017.

4.	To approve the material terms of the performance goals under the Executive Incentive Bonus Plan.

5.	To approve, on an advisory basis, the frequency of holding future advisory shareholder votes on named executive officer compensation.

6.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm for fiscal 2018—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm for fiscal 2018. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions will not count as votes cast and will have no effect on the outcome.

To approve, on an advisory basis, named executive officer compensation for fiscal 2017—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2017. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To approve the material terms of the performance goals under the Executive Incentive Bonus Plan—An affirmative vote of a majority of the votes cast is required to approve the Executive Incentive Bonus Plan (the “Bonus Plan”). Shares represented by proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted “FOR” adoption of the Bonus Plan in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To approve, on an advisory basis, the frequency of holding future advisory shareholder votes on named executive officer compensation—You may vote for one of four options with respect to this proposal: “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” The option receiving a plurality of votes cast shall be considered the one approved by the shareholders on an advisory basis. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted for the “1 YEAR” option in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the Annual Meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 29, 2017, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1)	Shares(2)		Equity awards exercisable or vesting within 60 days	Percent
Charles E. Adair	13,035			*
Néstor Cano	24,532	(3)		*
Karen M. Dahut				*
Charles V. Dannewitz	10,604			*
Robert M. Dutkowsky	181,892	(4)		*
Harry J. Harczak, Jr.	11,492			*
Bridgette P. Heller				*
Richard T. Hume	4,817			*
Kathleen Misunas	24,524			*
Thomas I. Morgan	12,706			*
Joseph H. Quaglia	13,972			*
Steven A. Raymund	193,141	(5)		*
Patrick G. Sayer	8,970			*
Savio W. Tung	16,208			*
All executive officers and directors as a group (21 persons)	600,864		11,942	1.6%
Five Percent Shareholders
FMR, LLC 245 Summer Street Boston, MA 02210	5,163,168	(6)	—	13.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,687,528	(7)	—	9.7%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	3,646,129	(8)	—	9.6%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,970,523	(9)	—	7.8%
Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034	2,785,402	(10)	—	7.3%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)	Includes shares held by Mr. Cano (2,606) and the executive officers and directors as a group (3,606) in the Employee Stock Purchase Plan.
(3)	Reflects Mr. Cano’s holdings as of January 31, 2017. Mr. Cano’s employment with the Company ended after the close of business on January 31, 2017.
(4)

Includes 37,530 hold-to-retirement restricted stock units (“HREs”) which vested on April 11, 2015 and March 28, 2016, which will be distributed as common stock to Mr. Dutkowsky upon his “separation from service” as defined in the HRE grant agreement. For a description of Mr. Dutkowsky’s HREs see Note 2 to the “Option Exercises and Stock Vested” table.

(5)

Includes 174,805 shares owned by a family trust which is controlled by Mr. Raymund; 7,750 shares in a foundation controlled by Mr. Raymund; and 10,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(6)

According to Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC (“FMR”) and its Chairman, Abigail P. Johnson, reporting beneficial ownership of 5,163,168 shares: (a) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (b) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (c) as of December 31, 2016 the reporting persons had sole voting and dispositive power with respect to 5,163,168 shares.

(7)

According to a Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership of 3,687,528 shares, as of December 31, 2016, The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 41,828 shares, sole dispositive power with respect to 3,643,482 shares and shared dispositive power with respect to 44,046 shares.

(8)

According to a Schedule 13G filed with the SEC on January 17, 2017, reporting beneficial ownership of 3,646,129 shares, as of December 31, 2016, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 3,534,410 shares and sole dispositive power with respect to 3,646,129 shares.

(9)

According to a Schedule 13G filed with the SEC on February 9, 2017, reporting beneficial ownership of 2,970,523 shares, as of December 31, 2016, Dimensional Fund Advisors LP has sole voting power with respect to 2,919,035 shares and sole dispositive power with respect to reporting 2,970,523 shares.

(10)

As of February 27, 2017, Avnet Inc. (“Avnet”) has sole voting and sole dispositive power with respect to 2,785,402 shares, which shares were acquired by Avnet, together with cash consideration, in connection with our acquisition on February 27, 2017 of all assets and liabilities primarily relating to the Technology Solutions business of Avnet.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal 2017, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board oversees the Company’s management in its conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has four committees, the Audit Committee, Compensation Committee, Governance and Nominating Committee and Cybersecurity Committee (the “Committees”), the principal responsibilities of which are described below. Each of the Committees meets regularly and has a written charter. Representatives from the Company’s legal department regularly provide updates on legal and regulatory matters to the Board and Committees.

The Board has made an affirmative determination that Charles E. Adair, Karen M. Dahut, Harry J. Harczak, Jr., Bridgette P. Heller, Kathleen Misunas, Thomas I. Morgan, Patrick G. Sayer, and Savio W. Tung are independent within the meaning of applicable law and the NASDAQ Stock Market (“NASDAQ”) listing requirements. In making this determination, the Board considered that a company for which Ms. Heller’s sister-in-law serves as President purchased products at fair market value and on an arms’ length basis from Tech Data during Tech Data’s 2017 fiscal year. There were no other relationships between any director and the Company that required review in connection with the Board’s independence determination. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of applicable law and the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Conduct, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

During fiscal 2017, the Board held six regularly scheduled meetings and seven additional special meetings, for a total of 13 meetings. All members of the Board attended 75% or more of the total number of meetings of the Board and all Committees on which he or she served. All directors except one were present at the 2016 Annual Meeting of Shareholders that was held on June 1, 2016. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

The current members of the Board of Directors are as follows:

Name	Age(1)	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee	Cybersecurity Committee
Charles E. Adair(2)	69	✓	✓		✓(3)
Robert M. Dutkowsky	62
Harry J. Harczak, Jr.	60	✓	✓(3)		✓
Bridgette P. Heller	55	✓	✓		✓
Kathleen Misunas	66	✓		✓	✓	✓(3)
Thomas I. Morgan	63	✓		✓(3)	✓
Steven A. Raymund(4)	61
Patrick G. Sayer	59	✓	✓		✓
Savio W. Tung	66	✓		✓	✓	✓

(1)	As of the Annual Meeting date.

(2)	Lead independent director.
(3)	Chairperson.
(4)	Chairman of the Board.

The following provides biographical information about the nine nominees for election to the Board at the 2017 Annual Meeting as well as their qualifications and skills:

Charles E. Adair

Charles E. Adair has served as a Director since 1995. Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds and investments. Mr. Adair was associated with Durr-Fillauer Medical, Inc. where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair serves on the Board of Directors of Torchmark Corporation, where he has served since 2003 and is currently Chair of the Governance and Nominating Committee. In 2015, Mr. Adair joined the Board of Directors of Rayonier Advanced Materials, Inc. where he serves on the Audit and Nominating and Corporate Governance Committees. Mr. Adair served on the Board of Directors of PSS World Medical, Inc. (“PSS”), most recently as Chair of the Audit Committee and Executive Committee, from 2002 through February 2013, when PSS was acquired by McKesson Corp. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair is well qualified to serve as a member of the Company’s Board. He is a financial expert whose accounting background, service on numerous boards, executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide value related to finance, management, operations, governance and risk.

Karen M. Dahut

Karen M. Dahut is standing for her first election as a Director of the Company. Ms. Dahut is currently an Executive Vice President at Booz Allen Hamilton and is the group leader for the company’s global Civil Commercial Group (“CCG”). As the lead for the CCG, Ms. Dahut directs the strategy and delivery of the firm’s strategic, technology, cyber, and analytics solutions to both commercial clients and leading federal civilian agencies. She also serves on Booz Allen Hamilton’s Executive Leadership team and is a management team member of the Board of Directors. Ms. Dahut joined Booz Allen Hamilton in 2002 and became a Senior Vice President in 2004. Ms. Dahut created and led Booz Allen Hamilton’s Strategic Innovation Group from 2012 to April 2016. Previously, she also led Booz Allen Hamilton’s Analytics business and its US Navy and Marine Corps business. Prior to joining Booz Allen Hamilton, Ms. Dahut was an officer in the U.S. Navy and served as the comptroller for the Navy’s premier biomedical research facility. Ms. Dahut is a board member of the Northern Virginia Technology Council and serves on the board of trustees for Stone Ridge School of the Sacred Heart in Bethesda, Maryland. Ms. Dahut holds a Bachelor of Science in Finance from Mount Saint Mary’s University and a Master of Science in engineering from the University of Southern California.

Ms. Dahut is well qualified to serve as a member of the Company’s Board. Ms. Dahut’s qualifications include her military service and her leadership experience in next-generation technologies, cybersecurity, data science, finance, government contracting, management, and risk.

Robert M. Dutkowsky

Robert M. Dutkowsky has served as a Director since joining Tech Data as Chief Executive Officer (“CEO”) in 2006. His career began with IBM where, during his 20-year tenure, he served in several senior management positions including Vice President, Distribution—IBM Asia/Pacific. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. (a software and virtualization technology company) from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards &

Co., Inc. (a software company) from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. Mr. Dutkowsky served on the Board of Directors of ADT Corporation from 2012 until May, 2016, when ADT was acquired by another company. In January, 2017, Mr. Dutkowsky joined the Board of Directors of US Foods Holding Corp. where he serves as a member of the Board’s Audit Committee and is the Chairman of the Nominating and Corporate Governance Committee. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University.

Mr. Dutkowsky is well qualified to serve as a member of the Company’s Board. The experiences and skills he developed as a senior executive at one of the leading technology companies in the world and as the Chairman and CEO of other technology and software businesses allow him to provide value related to finance, management, operations, and risk. In addition, as CEO, Mr. Dutkowsky’s direct participation in the Board is essential to the effective implementation of corporate strategy and the Board’s directions.

Harry J. Harczak, Jr.

Harry J. Harczak, Jr. has served as a Director since 2008. Mr. Harczak has been a Managing Director of Sawdust Capital, LLC (a private investment firm) since 2008. Mr. Harczak was an executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s Chief Financial Officer for seven years. Prior to CDW, Mr. Harczak served as an audit partner of PricewaterhouseCoopers where he worked for 16 years serving public and private clients in the retail, distribution, and financial services community. Currently, Mr. Harczak serves on the Board of Directors of U.S. Cellular Corporation, where he is the designated financial expert of the Audit Committee and has served since 2003. He also serves on the boards of the Goodman Theater of Chicago and DePaul University. Mr. Harczak is a Certified Public Accountant (inactive) and holds a B.S. degree from DePaul University and a Master’s degree in Business Administration from the University of Chicago.

Mr. Harczak is well qualified to serve as a member of the Company’s Board. He was an audit partner at PricewaterhouseCoopers auditing public and private companies and the CFO and senior executive for one of the largest IT resellers in the Americas. He has substantial executive and financial experience within the IT distribution channel, which allow him to provide value related to finance, management, operations, and risk.

Bridgette P. Heller

Bridgette P. Heller is standing for her first election as a Director of the Company. Ms. Heller was appointed by the Company’s Board to serve as a Director on November 29, 2016. Ms. Heller has served as Executive Vice President, Early Life Nutrition, and member of the Executive Committee for Danone since July, 2016. Prior to Danone, Ms. Heller was Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care from 2010 to 2015. Prior to joining Merck, Ms. Heller was President, Johnson & Johnson, Global Baby Business Unit from 2007 to 2010 and President, Johnson & Johnson, Global Baby Kids and Wound Care from 2005 to 2007. Prior to joining Johnson & Johnson, Ms. Heller was the Founder and Managing Partner at Heller Associates from 2002 to 2005 and served as Chief Executive Officer of Chung’s Foods, a privately held company manufacturing egg rolls and other Asian food products, from 2003 to 2004. Ms. Heller spent 17 years with Kraft Foods, from 1985 to 2002, including as Executive Vice President and General Manager for the North American Coffee Portfolio. Ms. Heller served on the Board of Directors of ADT Corporation from 2012 until May, 2016 when ADT was acquired by another company. Ms. Heller also served as a director of PCA International, Inc. from 1998 until 2005. Ms. Heller has a Bachelor of Arts from Northwestern University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Ms. Heller is well qualified to serve as a member of the Company’s Board. Ms. Heller’s qualifications include her significant experience in senior leadership positions at large global companies which will allow her to provide value related to international operations, finance, management, and risk.

Kathleen Misunas

Kathleen Misunas has served as a Director since 2000. Ms. Misunas is Principal of Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. in 2001 and Chief Executive Officer and President of brandwise LLC in 1999 and 2000. Ms. Misunas was employed by Reed Elsevier PLC from 1996 to 1998, serving as Chief Executive Officer of Reed Travel Group in 1997 and 1998. Prior to this, Ms. Misunas was employed by AMR Corporation for 22 years, last serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) and Chief Information Officer of American Airlines, Inc. In June 2016, Ms. Misunas joined the Board of Directors of Boingo Wireless, Inc. where she serves on the Governance and Cyber Committees. Ms. Misunas also served on the Board of Directors of Canadian Tire Corporation from 2001 until 2006. Ms. Misunas attended Moravian College and American University.

Ms. Misunas is well qualified to serve as a member of the Company’s Board. She has held executive management positions in global distribution and product automation businesses, including in the roles of CEO, president, and chief information officer. Given the importance of the Company’s engagement with customers through various enterprise systems and e-commerce initiatives and the importance of the security of our IT systems, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, her background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. These skills and experiences allow her to provide value related to management, operations, and risk.

Thomas I. Morgan

Thomas I. Morgan has served as a Director since 2007. Mr. Morgan served as Chairman of the Board of Directors and Chief Executive Officer of Baker & Taylor, Inc. (a leading distributor of physical and digital books) from 2008 until January 2013. Mr. Morgan served as Chief Executive Officer and a member of the Board of Directors of Hughes Supply, Inc. from May 2003 until March 2006 when the company was purchased by The Home Depot, Inc. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network from 2000 to 2001, Value America in 1999, and US Office Products from 1997 to 1999. Mr. Morgan began his career with Genuine Parts Company (“GPC”), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997, serving as Executive Vice President of S.P. Richards Co. (a wholly-owned subsidiary of GPC). In 2012, Mr. Morgan was appointed to the Board of Directors of Rayonier, Inc., a leading international forest products company where he served as the Chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee until July 1, 2014 when Rayonier, Inc. was split into two companies, including Rayonier Advance Materials, Inc., where Mr. Morgan serves on the Board and is the Chair of the Compensation and Management Development Committee and a member of the Nominating and Corporate Governance Committee. Mr. Morgan also served on the Board of Directors of ITT Educational Services, Inc. from 2013 until September, 2016. Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

Mr. Morgan is well qualified to serve as a member of the Company’s Board. His experiences include holding CEO and other senior executive officer positions at distributors of various products, including IT products and physical and digital content and value added services. His leadership roles in different distribution markets allow him to provide value related to management, operations, and risk.

Patrick G. Sayer

Patrick G. Sayer has served as a Director since 2012. Since 2002, Mr. Sayer has served as Chief Executive Officer of Eurazeo SA, one of Europe’s leading publicly-held investment companies with more than 5 billion euros in assets. Previously, Mr. Sayer spent 20 years at Lazard, an international financial advisory and asset management firm, where he last served as managing director and head of Lazard’s Technology and Media group. Mr. Sayer has served as chairman of the Executive Board of Eurazeo since 2002, and serves on the Boards of Eurazeo portfolio companies Accor SA (4.28% owned by Eurazeo), ANF Immobilier (50.48% owned by Eurazeo) and Europcar Groupe (41.43% owned by Eurazeo). He also previously served as a member of the Board of Rexel SA (a former Eurazeo affiliate). He is a judge at the Paris Court of Commerce. Mr. Sayer is a graduate of Ecole Polytechnique and Ecole des Mines de Paris. Mr. Sayer has a French Financial Analyst Degree and serves as a professor of finance at Dauphine University in Paris.

Mr. Sayer is well qualified to serve as a member of the Company’s Board. His extensive international business and finance experience allow Mr. Sayer to provide value related to finance and international operations, with a focus on European markets.

Savio W. Tung

Savio W. Tung has served as a Director since 2010. Mr. Tung is one of the founding partners of Investcorp (a global investment firm), where he is currently a Senior Advisor and the Chairman of Investcorp Technology Partners. Before joining Investcorp in 1984, he worked for Chase Manhattan Bank for 11 years, serving in its offices in New York, Bahrain, Abu Dhabi and London. He is currently an Independent Non-executive Director and a member and Chair of the Compensation Committee and a member of the Audit Committee, Risk Committee, and Strategy and Budget Committee of the Bank of China (Hong Kong) Limited. He was Chairman of the Board of Wireless Telecom Group Inc. from 2005 to 2010. He is a Board Member and Treasurer of the Aaron Diamond AIDS Research Center, an affiliate of Rockefeller University and a Board Member of the Committee of 100. Mr. Tung holds a BSc in Chemical Engineering from Columbia University.

Mr. Tung is well qualified to serve as a member of the Company’s Board. His extensive international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Chairman of the Board (“Chairman”) presides at all meetings of the Board and of the shareholders. The Chairman also manages the relationships between the Board and the Company’s management and shareholders. Currently, the Company’s Chairman is Steven A. Raymund, the Company’s former CEO. Mr. Raymund has announced his intention to retire from the Board at the 2017 Annual Meeting to be held on June 7, 2017. At that time, the Board intends to appoint Mr. Dutkowsky, the Company’s current CEO, as Chairman.

In addition to a Chairman, the Board has a lead independent director designated by the Governance and Nominating Committee, which is comprised solely of the Board’s independent directors. Charles E. Adair was the lead independent director for fiscal 2017. The lead independent director chairs the meetings of the independent directors and is responsible for consolidating and expressing the views of the independent directors to the Board. The lead director’s other functions include: (i) serves as a liaison between the Chairman and the independent directors, (ii) discusses and agrees upon the nature and type of information to be sent to the Board, (iii) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (iv) has the authority to call meetings of the independent directors, and (v) if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board’s leadership structure allows the Board to benefit from the leadership and direct participation of the CEO, while at the same time providing for a lead independent director with defined duties and responsibilities to facilitate the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, Governance and Nominating, and Cybersecurity Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each committee meets with key management personnel and outside advisors.

Board/Committee	Primary Areas of Risk Oversight
Board	Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, and the information technology environment.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.

Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.

Cybersecurity Committee	Risks and exposures related to the Company’s cybersecurity preparedness, the adequacy of Company resources and funding necessary to sustain a successful cybersecurity program and future cybersecurity and data privacy initiatives at the Company.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the audit process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the provider of the internal audit function. The Audit Committee provides an open channel of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees the investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Audit Committee has a policy requiring pre-approval of all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm in PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

The members of the Audit Committee are Harry J. Harczak, Jr. (Chair), Charles E. Adair, Bridgette P. Heller and Patrick G. Sayer. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee are independent as defined by applicable law and the listing requirements of NASDAQ. The Audit Committee met nine times during fiscal 2017.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “Equity Plan”) and the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”). Succession plans for executives other than the CEO are reviewed by this Committee. The Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Compensation Committee are Thomas I. Morgan (Chair), Kathleen Misunas, and Savio W. Tung. All members are independent as defined by applicable law and the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met ten times during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, none of the members of the Compensation Committee were, and none currently are, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of

Regulation S-K under the Exchange Act. In addition, during fiscal 2017, none of the Company’s executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee establishes policies for Board and Board member evaluation, including assessments for each director and a separate evaluation for the Chairman, every two years, using an external evaluator. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Governance and Nominating Committee are Charles E. Adair (Chair), Thomas I. Morgan , Harry J. Harczak, Jr., Bridgette P. Heller, Kathleen Misunas, Patrick G. Sayer, and Savio W. Tung. All Governance and Nominating Committee members are independent as defined by Rule 5605(a) (2) of the listing requirements of NASDAQ. The Governance and Nominating Committee met four times during fiscal 2017.

CYBERSECURITY COMMITTEE

The Cybersecurity Committee assists the Board in setting expectations and accountability of management regarding cybersecurity preparedness, assessing the adequacy of resources and funding necessary to sustain a successful cybersecurity program at the Company and reviewing and assessing developments in the legal and regulatory environment. The Committee further provides advice and recommendations related to enhancing existing and developing future cybersecurity and data privacy initiatives at the Company. The Committee reviews the Company’s overall cybersecurity plan and information technology protection management strategy and related risks. The Committee reviews reports from the Company on cyber risks and future plans of the Company related to the security and storage of Company data and the establishment and maintenance of cybersecurity controls and processes.

The members of the Cybersecurity Committee are Kathleen Misunas (Chair) and Savio W. Tung. The Cybersecurity Committee met four times during fiscal 2017.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. Executive sessions of the Board are attended only by the independent directors and such other attendees as they may request. The executive sessions of the Board are led by the lead independent director.

RELATED PERSON TRANSACTIONS

Management and the Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. Management and the Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company and its shareholders.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed by the Board with respect to the independence of the Board member.

During fiscal 2017, the Company reviewed one related person transaction requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. During the 2017 fiscal year, a company for which Ms. Heller’s sister-in-law serves as President purchased products at an aggregate purchase price of approximately $1,000,000 from Tech Data. These purchases were made at fair market value on an arms’ length basis. Ms. Heller’s sister-in-law is Sheryl Heller and the name of the company is Twin Peaks Geek, Inc. The Board determined that these transactions did not impair Ms. Heller’s independence.

We note that Robert M. Dutkowsky and Steven A. Raymund are members of the Board and employees of the Company. Mr. Dutkowsky’s compensation is disclosed in the SUMMARY COMPENSATION TABLE. Mr. Raymund’s position with the Company is as a part-time, non-executive employee. He receives a salary as a part-time employee but does not receive a cash incentive. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2017 BOARD OF DIRECTORS COMPENSATION TABLE and were approved by the independent members of the Board.

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other Board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida, 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards; (ii) sound integrity; (iii) an inquisitive nature; (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders; (v) seasoned judgment; (vi) a record of outstanding skills and accomplishments in their personal careers; and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Company’s Corporate Governance Principles include the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to the Company’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified strategic needs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has nine directors who serve on the Board. At the 2017 Annual Meeting eight of our current directors plus new nominee, Karen M. Dahut, will stand for election.

All directors are to hold office for annual terms or until their successors have been elected and qualified or as otherwise provided in the Company’s Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

The section titled “Corporate Governance Matters” of this Proxy Statement contains more information about the leadership skills and other experiences that caused the Governance and Nominating Committee and the Board to determine that these nominees should serve as directors of the Company.

Director Nominees

Name	Age*	Independent
Charles E. Adair	69	✓
Karen M. Dahut	53	✓
Robert M. Dutkowsky	62
Harry J. Harczak, Jr.	60	✓
Bridgette P. Heller.	55	✓
Kathleen Misunas	66	✓
Thomas I. Morgan	63	✓
Patrick G. Sayer	59	✓
Savio W. Tung	66	✓

*	As of Annual Meeting date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO ELECT THE NINE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS COMPENSATION

It is the Board’s general policy that compensation for independent directors and the Chairman of the Board should be a mix of cash and equity-based compensation. Independent directors receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, each Committee chair receives an annual chair retainer and the members of each Committee receive a Committee membership retainer. The annual retainer amounts for fiscal 2017 are set forth in the following table:

POSITION	ANNUAL RETAINER
Chairman	$175,000
Independent Board members	$80,000
Lead Director	$25,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$20,000
Other Compensation Committee members	$7,500
Governance and Nominating Committee Chair	$12,500	(1)
Other Governance and Nominating Committee members	$5,000
Cybersecurity Committee Chair	$12,500
Other Cybersecurity Committee members	$5,000

(1)	If the chair of the Governance and Nominating Committee is also the Lead Director, only the Lead Director retainer is paid.

In addition to the annual retainer, a special meeting attendance fee of $1,500 per meeting (of 50 minutes or more in length) may be paid if there are significantly more than the regularly scheduled Board or Committee meetings.

With respect to equity-based compensation, independent directors receive equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the awards to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors. Consistent with prior years, the fiscal 2017 annual equity grant was in the form of restricted stock units (“RSUs”).

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to a multiple of the base annual retainer (the “Stock Ownership Requirement”). The Stock Ownership Requirement is four times the base annual retainer and must be met no later than the fourth anniversary of a director’s initial election or appointment. Until the Stock Ownership Requirement is met, a director must retain 100% of the net shares generated, after tax, upon the vesting or net settlement of restricted stock or restricted stock unit equity incentive awards and 50% of the net shares generated, after tax, upon the vesting, settlement or exercise as applicable of any other equity incentive awards.

The following table summarizes the compensation paid to or earned by the independent directors and the Chairman during fiscal 2017:

FISCAL 2017 BOARD OF DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Charles E. Adair	117,500	110,074		—		227,574
Harry J. Harczak, Jr.	110,000	110,074		—		220,074
Bridgette P. Heller	24,375	220,006	(2)	—		244,381
Kathleen Misunas	105,000	110,074		—		215,074
Thomas I. Morgan	105,000	110,074		—		215,074
Steven A. Raymund	175,000	—		186,504	(3)	361,504
Patrick G. Sayer	97,500	110,074		—		207,574
Savio W. Tung	97,500	110,074		—		207,574
David M. Upton(4)	48,750	—		—		48,750

[1]

The amounts for the year represent the aggregate grant date fair value of the awards, all of which were RSUs, computed in accordance with ASC Topic 718. See the Company’s Annual Report on Form 10-K for the year ended January 31, 2017, Item 8—Employee Benefits Plans, for the assumptions used in valuing these RSUs. For all recipients except for Ms. Heller, the RSUs were granted on June 1, 2016 and have a grant date fair value of $76.44 per unit. Ms. Heller’s RSUs were granted on November 29, 2016 and have a grant date fair value of $85.01 per unit. The RSUs granted on June 1, 2016 fully vest one year from the date of grant. Ms. Heller’s RSUs vest ratably over the three years from the date of the grant. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs unvested at the end of fiscal 2017 and vesting in fiscal 2018: Adair—1,440; Harczak—1,440; Heller—854; Misunas—1,440; Morgan—1,440; Sayer—1,440; Tung—1,440; Raymund—0. Vesting in fiscal 2019: Heller—854. Vesting in fiscal 2020: Heller—880.

[2]	Ms. Heller received a one-time initial award of RSUs representing two times the annual award for members of the Board in connection with her appointment to the Board on November 29, 2016.
[3]

This amount represents Mr. Raymund’s compensation as a part-time, non-executive employee, and consists of an annual salary ($100,000), contributions by the Company to his 401(k) Savings Plan ($3,021), allocation for office space, supplies, and a percentage of the salary and benefits for his administrative assistant for providing non-Company related services to Mr. Raymund ($82,631) and purchases from the Company at a discount ($852).

[4]	Mr. Upton did not stand for reelection at the Company’s June 1, 2016 annual meeting and is no longer a member of the Board.

INDEPENDENT ACCOUNTING FIRM

AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the internal audit group, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management and the independent accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm the other matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee reviewed the scope and results of the testing of internal controls with management, the internal audit group and the independent accounting firm. Management’s report and the independent accounting firm’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (the “Fiscal 2017 10-K”) filed with the SEC.

AUDIT COMMITTEE

Harry J. Harczak, Jr., Chair

Charles E. Adair

Bridgette P. Heller

Patrick G. Sayer

The report of the Audit Committee shall not be deemed to be filed with the SEC except to the extent that the Company specifically incorporates this information by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered certified public accounting firm (“independent accounting firm”) for fiscal 2018. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with fiscal 2001. The global coordinating partner was changed in fiscal 2016 in accordance with the SEC’s partner rotation rules and the local engagement partner was changed in fiscal 2015. The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Independent Accounting Firm Fees

The following table shows all fees for professional services provided by Ernst & Young for fiscal 2017 and 2016.

	2017	2016
Audit fees(1)	$7,813,000	$7,994,000
Audit-related fees(2)	110,000	2,000
Tax fees(3)	529,000	428,000

Total	$8,452,000	$8,424,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, services in connection with SEC registrations and filings, and the preparation of written correspondence on internal control matters.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2017, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and discussed that analysis with management and the Committee’s independent compensation consultant. Based upon this review and discussion, the Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2017 10-K and Proxy Statement.

Compensation Committee:

Thomas I. Morgan, Chair

Kathleen Misunas

Savio W. Tung

The report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2017 compensation decisions for (i) our CEO, (ii) our CFO and (iii) each of our three other most highly compensated executive officers (collectively, our Named Executive Officers or “NEOs”) who were employed as of the last day of fiscal 2017:

•	Robert M. Dutkowsky—Chief Executive Officer

•	Charles V. Dannewitz—Executive Vice President, Chief Financial Officer

•	Richard T. Hume—Executive Vice President, Chief Operating Officer

•	Néstor Cano—President, Europe

•	Joseph H. Quaglia—President, the Americas

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2016 through January 31, 2017. Mr. Dutkowsky, Mr. Dannewitz, Mr. Cano and Mr. Quaglia were NEOs for fiscal 2016 and remain NEOs in fiscal 2017. Mr. Hume was appointed to the position of Executive Vice President, Chief Operating Officer effective on March 22, 2016 and is a new NEO for fiscal 2017. Mr. Cano’s employment with the Company ended after the close of business on January 31, 2017.

Executive Summary

The Company’s business priorities for fiscal 2017 were to balance profitable growth and investment in evolving strategic opportunities, with disciplined cost controls and, where appropriate, selected mergers and acquisitions. This balanced approach drove our financial objectives of:

•	Growing profitable sales by gaining share in key geographies, select product categories and with key vendors;

•	Improving earnings in local currency;

•	Generating positive cash flow; and

•	Earning a return on invested capital (“ROIC”) above our weighted average cost of capital.

The achievement of our primary business priorities and financial objectives help align the Company’s performance with the long-term interests of our shareholders. Successful execution is measured and rewarded in our compensation plan in the selection of our performance measures for the Bonus Plan and performance-based restricted stock units (“PBRSUs”). The performance measures for our NEOs under our Bonus Plan are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. The performance measure for the PBRSUs issued to our NEOs in fiscal 2017 is worldwide cumulative operating income.

These performance measures and their associated performance goals under the Bonus Plan are developed and set in connection with our annual operating plan (“AOP”) and directly determine the amount of annual bonus paid and the number of PBRSUs which vest. Under the Bonus Plan, all of our NEOs have the performance measures of EPS and ROIC, with ROIC being determined on a global basis for our NEOs with global responsibility and on a regional basis for those NEOs with a regional responsibility. EPS targets are designed to reflect the Company’s emphasis on achieving profitable growth. ROIC targets above the Company’s benchmark weighted average cost of capital are designed to reflect both improved profitability and effective capital allocation. In addition, for our NEOs with regional responsibility, regional profitability measured in euros or dollars, and regional profitability as percentage of sales, are designed to reflect the Company’s emphasis on achieving profitable growth. The performance measure of worldwide cumulative operating income contained in the PBRSUs is measured over a three-year performance period and is designed to promote long-term profit and growth. We believe that collectively these performance measures encourage both profitable growth and capital efficiency plus create long-term value for our shareholders.

The Company’s Bonus Plan performance measures for our NEOs, fiscal 2017 performance measure attainment (%), and fiscal 2017 bonus payout (%) are shown below.

Performance Measure	Fiscal 2017 Attainment %	Fiscal 2017 Bonus Payout %
EPS	100%	125%
ROIC	Worldwide: 103% Europe: 100% Americas: 109%	Worldwide: 140% Europe: 125% Americas: 170%
Regional profitability ($/euro)	Europe: 94% Americas: 104%	Europe: 93% Americas: 145%
Regional profitability (%)	Europe: 101% Americas: 106%	Europe: 130% Americas: 155%

What We Do and What We Do Not Do

Our compensation program is constructed in conformity with prevailing governance standards. The following are some of the key compensation practices we follow to drive performance, as well as some practices we avoid because we do not believe they promote our long-term goals.

What We Do	What We Do Not Do

• Provide bonus that is a significant portion of total direct compensation and that is performance-based and not guaranteed	• No dividends or dividend equivalents on unvested equity awards

• Mitigate undue risk in compensation programs	• No repricing of underwater stock options

• Maintain equity ownership guidelines for executives	• No tax gross-ups related to change in control

• Provide minimal perquisites

• Prohibit hedging and pledging of Company securities by directors and executive officers

• Provide reasonable post-employment and change in control protection to executives

• Use an independent compensation consultant who does not provide other services to the Company

• Maintain a Compensation Committee comprised only of independent, non-employee directors

Shareholder Approval of our Program

At the most recent Annual Meeting held on June 1, 2016, 95% of votes cast were in favor of the non-binding proposal to approve the compensation paid to our NEOs for fiscal 2016. The Company and the Committee considers such strong shareholder support when structuring the components of its compensation program.

Elements of Compensation

Principal Compensation Elements

Our compensation program comprises three fundamental elements that correspond to the various aspects of an executive’s responsibilities: base salary, annual cash incentive bonus and long-term equity awards (in aggregate, “target total direct compensation”).

The following table describes each of our compensation elements and the role it plays in promoting our compensation program goals, including rationale and philosophy related to those goals and elements:

Compensation Element	How Supports Goals	Rationale/ Philosophy
Base Salary	Attract and retain quality leaders.	The Company’s leaders identify and guide the execution of our strategies. They manage organization assets (people, physical assets, business relationships and capital) to achieve short- and long-term success. A competitive base salary is integral to securing the quality leadership talent needed and subject-matter expertise to compete in our competitive markets.
Bonus	Communicate key indicia of success; promote decision-making that maximizes performance results.	Bonuses strengthen the prospect of achieving performance goals because payment is contingent on achievement of performance measures that are aligned with the Company’s AOP. Additionally, bonuses help synchronize activity across the organization by communicating common expectations and coordinating executive activity.
Equity Awards	Retain leaders who drive performance to improve long-term shareholder value.	We commit to maintain a clear alignment between executive compensation and the creation of long-term shareholder value. We grant equity awards of such types, at such amounts and with such vesting patterns as to influence executive decision- making that enhances long-term Company performance. Equity compensation aligns executive and shareholder interests, connects performance and reward, promotes senior executive retention and encourages top management continuity.
Total Direct Compensation	Demonstrate responsible cost management.	Our Company operates on a very low cost model; therefore compensation must be managed within strict financial constraints. Our compensation levels are based upon affordability related to the Company’s AOP; the types and sizes of equity awards are influenced by associated costs to the Company in relation to the AOP.

Other Compensation Elements

We provide our NEOs with basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction. The table below highlights certain other compensation components we offer and certain components we have decided not to offer our NEOs consistent with our cost-sensitive approach to compensation.

WHAT WE OFFER	WHAT WE DO NOT OFFER
Medical and dental insurance	Supplemental or other non-qualified pension plans
401(k) Savings Plan	Post-retirement medical benefits
Nonqualified deferred compensation plan	Post-retirement life insurance benefits
Executive Choice Plan*	Tax reimbursement or “gross up” payments for Executive Choice Plan benefits
*	Our Executive Choice Plan benefit is capped at between $10,000 and $20,000 depending on the participant’s position, and reimburses the participating executive for items such as tax and estate counseling, individual insurance premiums, personal and professional development expenses, and club memberships.

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Committee with assistance from the CEO, the Executive Vice President, Chief Human Resources Officer and other officers, as appropriate. The Committee selects and retains an independent compensation consultant who reports directly to the Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Committee and Management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management

•     Sets policies and gives direction to management on all aspects of the executive compensation program

•     Based upon performance, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer (except the CEO whose pay is recommended by the Committee and subject to approval by the full Board)

•     Determines the terms and conditions of equity incentive awards for all award recipients

•     Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership

•     Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay, published investor compensation policies and position parameters, and recommendations of major proxy voting advisory firms

•     Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they exist

•       Analyzes competitive information supplied by the independent compensation consultant in light of the Company’s financial and operational circumstances

•       Evaluates market data for each executive position within the context of:

•       Importance of each role to the Company’s business model;

•       Expected contribution of each executive in light of the responsibilities inherent in his or her position; and

•       The risks inherent in the AOP

•       Considers how other factors may affect pay decision-making, such as the Company’s AOP, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs

•       Uses the data and analysis referenced above to formulate recommendations for the Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the March meetings of the Committee and Board. In reaching its decisions regarding pay levels, the Committee does not aim to mirror any other particular company’s compensation levels. Nonetheless, the Committee does consider other companies’ practices that might be pertinent to a distributor with narrow profit margins and to the fact that we operate in multiple geographic locations with their own regulatory obligations and market considerations.

The Committee selects and engages a compensation consulting firm and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Committee, the Board, and management. The Committee’s historical practice has been to engage compensation consultants that are independent, and its Charter requires it to evaluate compensation consultant and advisor independence and conflicts of interest pursuant to applicable law and listing standards. Our compensation consultant for fiscal 2017 was Exequity LLP. In December 2016, the Committee evaluated Exequity’s independence using the factors set forth in NASDAQ Rule 5605(d)(3)(D) and confirmed Exequity’s independence.

Philosophy, Practice and Determination of Compensation for Fiscal 2017

Overall, our compensation program balances incentives to perform with competitive pay taking into account our low margin operating environment. The Committee considers all pay elements in setting the total compensation opportunity for each NEO. The Committee believes the balance between elements should vary for each NEO reflecting the differences in their roles and geographic location, the impact each NEO has on Company results, balance in the external market, our cost-conscious pay philosophy and internal pay equity. For example, the CEO’s allocation is structured to balance short-term performance and the long-term growth in shareholder value. The allocation of compensation value for the other NEOs also stresses achievement of annual business goals, but ties a reasonable amount to the long-term creation of shareholder value. The value of the total compensation package for each of our NEOs is informed by the median pay level for similarly positioned executives at other companies in our benchmark community.

Pay-for-performance is an important element of the Company’s compensation philosophy, and we adhere to the pay-for-performance objective in the administration of our executive compensation program. NEO annual target bonuses range from 75% to 120% of base salary at target and actual bonus payments are directly tied to performance against pre-established performance targets. Common merit increases to base salary (“CMI”) tend to be modest, but are made after considering several factors, including individual and Company performance. Our annual equity awards are defined as a percentage of base salary plus target bonus, but the ultimate value of those awards is a function of share price for RSUs and achievement of long term financial objectives for PBRSUs, which ensures that pay-for-performance is reflected in the structure of our equity awards as well.

Base Salary

The Committee’s practice is to set base salary that when combined with the annual cash bonus opportunity will attract and retain the highest quality executive talent. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of conservatively setting compensation targets within the range of peer group norms.

Accordingly, for fiscal 2017, the Committee determined that the CMI would be 3% for Mr. Dutkowsky and Mr. Cano. Mr. Dannewitz received a CMI of 14% and Mr. Quaglia received a CMI of 18.5% to better align their compensation with market levels and to incentivize retention. Mr. Hume was hired in fiscal 2017 and therefore did not receive CMI during the fiscal year.

Annual Bonus

Annual cash bonus opportunities are an important feature of our pay-for-performance compensation practices. The target bonus amount for each NEO is defined as a percentage of base salary that varies with the level of responsibility attendant to each NEO role. The following table shows target bonus opportunities for all NEOs in fiscal 2017 as a percentage of base salary:

Dutkowsky	120%
Dannewitz	75%*
Hume	100%
Cano	85%
Quaglia	75%

*

Effective January 1, 2017, Mr. Dannewitz’s target bonus increased from 75% to 90% of his base salary to better align his overall compensation to market levels. Mr. Dannewitz’s fiscal 2017 bonus was prorated at the two target rates with 11/12th of his bonus calculated based on the 75% target and 1/12th of his bonus calculated based on the 90% target.

Payment of the bonus is conditioned on achievement of performance targets that are specified in advance for each NEO. The target bonus amount is subject to acceleration or deceleration depending on the level of overachievement or underachievement. The selected performance measures and weightings for fiscal 2017 were:

Name	EPS	ROIC	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)
Dannewitz	75%	25% (Worldwide)
Hume	75%	25% (Worldwide)
Cano	25%	25% (Europe)	25% (Europe)	25% (Europe)
Quaglia	25%	25% (Americas)	25% (Americas)	25% (Americas)

Performance targets and measurement of achievement are calculated using non-GAAP measures with carefully discussed exclusions for unusual or infrequent occurrences, such as share repurchases and dispositions or restructuring charges that are not indicative of ongoing results. The performance targets and the acceleration/deceleration table are directly tied to the Company’s financial results in relation to its Board-approved AOP for the fiscal year. It is the Company’s practice to set target bonus percentages, performance targets and the acceleration/deceleration table for the coming year at its March Board meeting that follows the end of our fiscal year. At the same March Board meeting, the Committee typically decides if the performance targets were achieved for the just-completed fiscal year, and the extent to which there was overachievement or underachievement for purposes of the deceleration/acceleration table.

The ROIC performance measure is a non-GAAP metric and for fiscal 2017 was calculated as follows:

(Adjusted Operating Income or Contribution Margin / Net Sales * (1—Estimated Tax Rate for Year)) divided by (Net Cash Days / 365)

For purposes of calculating this metric, Net Cash Days are defined as days of sales outstanding in accounts receivable plus days of supply on hand in inventory, less days of purchases outstanding in accounts payable.

The main adjustments we made to GAAP measures in our audited financial statements were with respect to adjusted operating income, contribution margin and EPS. Adjusted operating income is calculated as operating income on a GAAP basis, adjusted for (a) the add-back of stock compensation expense, (b) the impact of the Company’s deferred compensation plan (c) the add-back of acquisition-related intangible assets amortization expense and (d) certain other items, including acquisition and integration expenses, gains associated with legal settlements with certain manufacturers of LCD flat panel and cathode ray tube displays and an accrual for assessments and penalties related to value added tax matters. Contribution margin is a regional performance measure and represents adjusted operating income, as defined above, plus the add-back of certain allocated costs. For EPS, we started with net income and weighted average shares outstanding on a GAAP basis. We then made adjustments for certain items, including the adjustments noted above, as well as the impact of acquisition-related financing expenses and the reversal of deferred tax valuation allowances.

For fiscal 2017, the deceleration and acceleration ranges set for the bonus were:

Deceleration & Acceleration of Cash Incentive Bonus Payments

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROIC	50%	15%
Regional profitability (operating income / contribution margin) in €/$	50%	15%
Regional profitability (operating income / contribution margin) as %	50%	15%
Regional ROIC	50%	15%

Pursuant to the deceleration and acceleration table approved by the Committee, 100% achievement equals 100% payout. However, to incent achievement and overachievement of the performance targets, the Committee directed that an additional 25 percentage points be paid if there is 100% or greater achievement. For example, at 100% achievement, the Bonus payout would be 100% plus the additional 25 percentage points for a total payout of 125%.

The following table shows how much of the bonus for each NEO was attributable to the performance measures applicable to that NEO.

Fiscal 2017 Bonus Payout Amounts ($) by Performance Measure

Name	Total Bonus Payment	Amount attributable to EPS	Amount attributable to Worldwide ROIC	Amount attributable to Regional ROIC	Amount attributable to regional profitability measured in $/€	Amount attributable to regional profitability as % of sales
Dutkowsky	$1,747,395	$1,272,375	$475,020	N/A	N/A	N/A
Dannewitz(1)	$589,263	$429,075	$160,188	N/A	N/A	N/A
Hume(2)	$722,548	$526,127	$196,421	N/A	N/A	N/A
Cano	$712,765	$188,363	N/A	$188,363	$140,142	$195,897
Quaglia	$613,594	$128,906	N/A	$175,313	$149,531	$159,844

(1)

Mr. Dannewitz’s target bonus opportunity as a percentage of base salary increased from 75% to 90% effective January 1, 2017 and his bonus payments reflect the pro rata application of his new rate effective as of that date.

(2)	Mr. Hume joined the Company on March 22, 2016 and his bonus payments were prorated from that date.

Equity Awards

The Committee grants equity incentives to our NEOs under our shareholder-approved Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. By spreading the vesting of the grant over several years, the equity incentives also motivate employees to remain with the Company. This retention function is critical because the Company, due to cost considerations, does not maintain a defined benefit pension plan and does not provide other post-retirement medical or life insurance benefits for NEOs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also approve equity incentives at any scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Equity incentives for new hires and promotions are made at the regularly scheduled quarterly Committee meeting following the quarter in which the hire or promotion occurred.

The decision of what type of equity to grant and the value of the award is based upon an evaluation of the Company’s AOP, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the award, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The value of the annual equity incentive award is set as a percentage of target total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances but has primarily granted time-based restricted stock units (“RSU”). In fiscal 2017, the Committee decided to continue to grant time-based RSUs but also decided to award RSUs that vest based on the achievement of specified performance measures (“PBRSUs”). The Committee considered a variety of factors in making its decision, including (1) various other types of equity awards, and the affordability and perceived value to recipients of such equity awards; (2) the equity award practices of peer group companies; (3) the impact of the Company’s use of time-based RSUs and PBRSUs on executive and Company performance and (4) the desire to further align incentives for grantees with the long-term performance of the Company and with long-term shareholder value.

The RSUs and PBRSUs accomplish complementary objectives. The RSUs vest over three years, with 25% vesting on each of the first two grant date anniversaries and 50% vesting on the third grant date anniversary. Back-loading the vesting schedule provides extra retention incentives beyond that of simple pro-rata vesting. In addition, the time-based vesting element of RSUs enables executives to focus on long-term goals. The PBRSUs, which have a three-year performance period and a performance measure of worldwide cumulative operating income also motivate the achievement of long term goals and promote retention. The Committee set a deceleration and acceleration schedule for the PBRSUs pursuant to which (i) 100% achievement of the three year performance target results in the vesting of 110% of the grant, (ii) less than 70% achievement results in 0% vesting, and (iii) greater than 110% achievement results in the vesting of 150% of the grant. The Committee set the deceleration and acceleration schedule to incent achievement and overachievement of the performance target in the PBRSUs.

All of the RSUs and PBRSUs granted to NEOs in fiscal 2017 contain a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will accelerate in connection with the change in control only if the grantee has a qualifying termination of employment following the change in control.

The size of the fiscal 2017 annual equity grant for each individual NEO was determined by the Committee based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group. With the exception of Mr. Hume, who joined the company in March 2016, and Mr. Quaglia, the Committee increased each NEO’s grant date value as a percentage of target total cash compensation in fiscal 2017 by 5 percentage points over the prior fiscal year. The increase for Mr. Quaglia was 10 percentage points. The Committee made the increases to better align the equity grant percentage and total direct compensation amounts of our NEOs with market. In connection with these increases, the Committee decided to issue 10 percent of each NEOs equity grant in PBRSUs. The Committee decided that 10 percent would be an appropriate amount to further incentivize long-term pay-for-performance while at the same time testing the effectiveness of the PBRSU vehicle as part of the Company’s overall compensation package. The grant date fair value of the fiscal 2017 annual equity grants for each NEO as a percentage of target total cash compensation is:

NEO	Total Equity Grant %
Dutkowsky(1)	120%
Dannewitz	60%
Hume	105%
Cano	60%
Quaglia	60%

(1)

Mr. Dutkowsky’s grant date award value of RSUs was capped at $2.5 million to comply with restrictions set forth in the Equity Plan. Mr. Dutkowsky receives PBRSUs to the extent his grant date award value exceeds the cap.

In addition to the annual equity grants, the Committee made two one-time grants to NEOs in fiscal 2017. Mr. Hume received a one-time equity grant of RSUs with a grant date fair value of $850,000 as a sign-on grant in connection with his hire to be Executive Vice President, Chief Operating Officer and in consideration of Mr. Hume’s forfeiture of certain compensation from his prior employer. These RSUs for Mr. Hume have the same vesting schedule as our regular annual grant of RSUs. In addition, Mr. Quaglia received a one-time grant of RSUs with a grant date fair value of $400,000. These RSUs for Mr. Quaglia vest 100% on the third anniversary of the grant date and were awarded to bring Mr. Quaglia’s compensation closer to market rates for his position and to incentivize retention.

Perquisites

The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package.

Severance Plan

The Severance Plan provides our NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates an NEO’s employment without cause. Please see “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” for a more complete discussion of the Severance Plan.

Change in Control Severance Policy

On March 22, 2016, the Board approved a Change in Control Severance Policy (“CIC Policy”) based on its determination that it would be in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The initial participants in the CIC Policy are the Company’s executive officers, including the active NEOs. The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (1) there is a qualifying change in control of the Company, and (2) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). The CIC Policy does not provide for any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control. Please see “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” for a more complete discussion of the CIC Policy.

Cano Separation Agreement

On January 3, 2017, the Company and its Spanish subsidiary, Tech Data España, S.L., entered into an agreement with Mr. Cano, regarding the departure of Mr. Cano from his position as President, Europe. Pursuant to the terms of his separation agreement, and in accordance with the terms of his Senior Executive Employment Contract and the Company’s severance plan applicable to Mr. Cano, the Company agreed to pay Mr. Cano a gross severance payment of $1,322,434 less applicable tax withholdings, in a lump sum. In addition, in consideration for Mr. Cano’s agreement to shorten his six month contractual notice period to two months, the Company agreed to pay Mr. Cano $420,078 which amount is inclusive of four months of base salary and pro-rated bonus at the applicable target (the “Notice Payment”) and $12,327 in relocation assistance, however, Mr. Cano left the Company at the commencement of the contractual notice period and forfeited these amounts. As compensation for Mr. Cano’s compliance with his non-competition and non-solicitation obligations, the Company paid Mr. Cano $1,124,070 in a lump sum payment, which amount is subject to repayment by Mr. Cano in the event he breaches these obligations. The above amounts were payable by the Company to Mr. Cano in British Pounds and, as a result, the amounts referenced above are calculated using the average British pound to U.S. dollar exchange rate in effect in January, 2017.

Stock Ownership Guidelines

Our active NEOs are required to accumulate and retain shares of Company stock, through owned shares or retention of stock awards, equal in value to a multiple of their base salary. In March, 2017, the target accumulation for Mr. Dutkowsky was increased from four times base salary to six times base salary. The target accumulation is two times base salary for Mr. Hume, Mr. Dannewitz, Mr. Cano and Mr. Quaglia. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, from any exercise of equity incentive awards.

IRS Code Section 162(m)

Section 162(m) of the Code imposes a limitation on the amount of compensation paid to each covered executive that can be deducted by the Company for federal income tax purposes. Compensation paid related to U.S. operations in excess of $1,000,000 is not deductible in the U.S. unless it meets criteria for exemption from the deduction limitation. Certain types of performance-based compensation are excluded from the limitations of Section 162(m). In structuring the overall compensation paid to the NEOs, the Committee considers the impact of the deduction limitation imposed by Section 162(m), but in some circumstances a portion of compensation may not be deductible.

Benchmarking

The Committee regularly assesses the appropriateness of total compensation opportunities for our NEOs by comparing them to prevailing practices at our peer group companies, measuring them against a survey of practices across a broader community of general industry organizations of similar size and nature, and by soliciting guidance from the independent compensation consultant and input from management.

Peer Group—The peer group is chosen annually from among our operating competitors, other members of the IT industry, distributors as well as companies that share our operating characteristics (similar operating income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2017 consisted of the following 13 companies (the “Peer Group”):

Anixter International Inc.	Ingram Micro Inc.
Arrow Electronics, Inc.	Insight Enterprises, Inc.
Avnet, Inc.	Scansource, Inc.
CDW Corporation	Synnex Corporation
Core-Mark Holding Company, Inc.	Wesco International, Inc.
Essendant Inc. (f/k/a United Stationers, Inc.)	W.W. Grainger, Inc.
Genuine Parts Company

Based on publicly available information, revenue for these companies ranged from $6.45 billion (25th percentile) to $15.34 billion (75th percentile), with the 50th percentile at $9.97 billion. Operating income margins ranged from 2.6 percent (25th percentile) to 5.7 percent (75th percentile), with the 50th percentile at 3.9 percent. The Committee also considers an analysis performed by Exequity that adjusts Peer Group company compensation levels to predict what those compensation levels would be if the Peer Group companies generated the Company’s revenues and operating income margin.

Survey Group—The Committee also considered pay data from a general industry group of companies representing a cross-section of manufacturing and services industries. This group’s reported revenue was between $10 billion and $50 billion and the median revenue was $17.03 billion. Information about the compensation practices for this group was prepared by the Committee’s independent compensation consultant and considered by management and the Committee. Management and the Committee believe it is important to evaluate data from the broader industry group in addition to the Peer Group because it allows for the consideration of data from companies that may have characteristics (such as higher profit margins) different from the Company but that nonetheless compete with the Company for the same employee talent.

Employment Agreements with NEOs

As a general matter, the Company does not enter into individually negotiated employment agreements with our NEOs who are based in the United States, other than the CEO, however, the Company entered into an employment agreement with Mr. Hume in connection with his hiring. Mr. Hume’s agreement sets out his position, base salary, bonus entitlement, relocation, termination benefits as well as other terms of employment. Mr. Hume’s employment agreement is more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Outside the United States, the Company is required in certain jurisdictions to enter into individual employment contracts with its employees, including its NEOs who are based in those jurisdictions. Accordingly, the Company has entered into an employment agreement with Mr. Cano as required by Spanish law. Mr. Cano’s agreement sets out his position, base salary, and bonus entitlement, as well as other terms of employment. Mr. Cano’s employment agreement is more fully described in the Company’s January 20, 2014 Current Report on Form 8-K.

CEO Compensation

The Committee reviews CEO compensation and provides a recommendation to the Board for approval in executive session outside of the presence of the CEO. Based upon the information provided by Exequity, Mr. Dutkowsky’s base salary in March 2016 was 118.1% of the Peer Group median; his target total cash compensation was 113.7% of the Peer Group median; and his target total direct compensation was 99.1% of the Peer Group median. Beginning with fiscal 2009, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive bonus determination or dictating the type and size of equity awards. Mr. Dutkowsky’s bonus performance measures, weightings, and deceleration/acceleration schedule are set in concert with the other NEOs.

A summary of the most significant continuing provisions of Mr. Dutkowsky’s Employment Agreement include: the right to be nominated for election as a member of the Board, the right to reject compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period six months following a change in control of the Company. The full Employment Agreement is included as Exhibit 10-AAnn to our Form 10-Q for the quarter ended October 31, 2006 filed on December 6, 2006.

The following table presents information concerning compensation paid to or earned by our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation Earnings ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(g)	(h)	(i)		(j)
Robert M. Dutkowsky	2017	1,122,124		3,034,383	(3)	1,747,395	7,197	34,815	(4)	5,945,914
Chief Executive Officer	2016	1,089,421		2,499,967		2,289,397	8,032	34,612		5,921,429
	2015	1,057,690	1,692,354	4,832,421			6,162	28,315		7,616,942
Charles V. Dannewitz	2017	579,863		543,372	(3)	589,263	2,188	26,897	(5)	1,741,583
Executive Vice President, Chief Financial Officer	2016	492,212		625,345		534,991	2,442	35,358		1,690,348
Richard T. Hume	2017	547,500		2,228,853	(3)	722,548		184,365	(6)	3,683,266
Executive Vice President, Chief Operating Officer
Néstor Cano(7)	2017	711,382		798,865	(3)	712,765		1,443,659	(8)	3,666,671
Former President, Europe	2016	790,726		713,523		1,291,047		132,332		2,927,628
	2015	843,693	1,363,157	1,411,163				138,240		3,756,253
Joseph H. Quaglia	2017	526,885		983,308	(3)	613,594		35,641	(9)	2,159,428
President, the Americas	2016	460,504		406,119		384,660		27,975		1,279,258
	2015	447,092	370,498	525,536				26,333		1,369,459

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)	Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan.

(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See Item 8, Note 9-Employee Benefit Plans, of the Annual Report on Form 10-K for the fiscal year ended January 31, 2017 for the assumptions we used in valuing these awards. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at time of vesting and sale, which may be higher or lower than the stock price on the date of grant.

No Stock Awards were granted to any of the NEOs in fiscal 2014. The amount of the Stock Awards approved by the Board and the Committee in fiscal 2015 included both an annual grant and additional equity grant to our NEOs and other employees who would have otherwise been eligible to receive a grant in fiscal 2014 but did not due to a financial restatement. For a complete description of the additional equity grants refer to the Company’s Annual Report on Form 10-K and Proxy Statement for fiscal 2015.

(3)

These amounts reflect the combined grant date fair value of the RSUs and PBRSUs awarded to the NEO in fiscal 2017. The amounts for Mr. Hume include a one-time sign-on grant of RSUs with a grant date fair value of $850,000 awarded to Mr. Hume in addition to his annual grant. The amounts for Mr. Quaglia include a one-time grant of RSUs with a grant date fair value of $400,000 awarded by the Committee to move Mr. Quaglia’s compensation closer to market and incentivize retention. PBRSUs have a potential payout of 0% to 150% of the initial PBRSU award. The value disclosed includes the grant date fair value of PBRSU awards at the target performance achievement of the performance measures, which represents 110% of the value of the initial PBRSU award. The grant date fair values of the PBRSUs at maximum possible performance as of the award date of March 22, 2016 are as follows:

NEO	Maximum at Grant Date Fair Value ($)
Dutkowsky	728,757
Dannewitz	80,694
Hume	204,833
Cano	118,728
Quaglia	86,576

(4)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($5,199); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($9,616, which includes $3,973 for tax reimbursement).

(5)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dannewitz’s 401(k) Savings Plan ($6,739); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($158, which includes $43 for tax reimbursement).

(6)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($6,172, which includes $1,688 for tax reimbursement); and $158,193 in relocation benefits paid to or on behalf of Mr. Hume (which amount includes $36,759 for tax reimbursement).

(7)

Mr. Cano left the Company immediately following the end of fiscal 2017. The dollar value of Mr. Cano’s Salary and Other Compensation has been calculated using the average monthly exchange rate for British pounds sterling to U.S. dollars for the month in which the payment was made, and the dollar value of Mr. Cano’s Non-Equity Incentive Plan Compensation Earnings has been calculated using a weighted average pound-to-dollars exchange rate for the twelve months ended January 31, 2017.

(8)

This amount is comprised of $1,322,434 in severance payable to Mr. Cano calculated using the average British pound to U.S. dollar exchange rate in effect in January, 2017, $20,000 earned pursuant to the Executive Choice Plan; $16,056 for use of a Company leased automobile; and $85,169 in housing expense reimbursements. Mr. Cano also received a payment of $1,124,070 which he is required to repay if he violates the terms of the non-competition and non-solicitation entered into by him in connection with his separation of employment.

(9)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Quaglia’ s 401(k) Savings Plan ($6,455) and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($9,186 which includes $2,512 for tax reimbursement).

GRANTS OF PLAN-BASED AWARDS

The table below sets forth, for each of the NEOs, the grants of awards under the Equity Plan and Bonus Plan made during fiscal 2017.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Dutkowsky	3/22/2016	10,179	1,696,500	2,714,400	3,098	6,815	9,293	31,879	3,034,383
Dannewitz	3/22/2016	3,375	562,570	900,112	343	755	1,029	6,174	543,372
Hume	3/22/2016	4,875	812,500	1,300,000	871	1,916	2,612	26,506	2,228,853
Cano(5)	3/22/2016	4,521	753,451	1,205,522	505	1,110	1,514	9,077	798,865
Quaglia	3/22/2016	3,094	515,625	825,000	368	810	1,104	11,729	983,308

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)

Estimated possible payouts of short-term incentive awards for fiscal 2017 under the Company’s Bonus Plan. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for each NEO’s actual payout amount for fiscal 2017. The amounts in the above table do not reflect: (a) the pro rata application of Mr. Dannewitz’s target bonus opportunity as a percentage of base salary which increased from 75% to 90% effective January 1, 2017 or (b) the proration of Mr. Hume’s bonus to his actual days of service as a result of Mr. Hume joining the Company on March 22, 2016.

(2)	Estimated number of PBRSUs that may vest on the third grant date anniversary.
(3)

Each award represented in the “All Other Stock Awards” column of the table is an RSU. With the exception of the one-time grant awarded to Mr. Quaglia, these RSUs vest 25% on each of the first and second grant date anniversaries and the remaining 50% vests on the third grant date anniversary.

(4)

These amounts reflect the combined grant date fair value of RSUs and PBRSUs. The grant date fair value of equity awards is calculated as the number of shares granted multiplied by the ASC Topic 718 value on the grant date. The ASC Topic 718 value for RSUs and PBRSUs is equal to the last sales price as quoted on the NASDAQ on the date of grant. The ASC Topic 718 value was $78.42 on March 22, 2016. The grant date fair value of the PBRSUs is reflected assuming 100% achievement of the three year performance target.

(5)

For purposes of this table, the amounts for Non-Equity Incentive Plan Awards for Mr. Cano were calculated using the same weighted average pounds-to-dollars exchange rate that was used to calculate Mr. Cano’s Non-Equity Incentive Plan Compensation Earnings in the “Summary Compensation Table.” All RSUs granted to Mr. Cano in fiscal 2017 were cancelled upon Mr. Cano’s departure from the Company. The number of PBRSUs that Mr. Cano is eligible to receive upon the completion of the three year performance period will be prorated to his last day of employment. Based on this proration, as of January 31, 2017, Mr. Cano remained eligible to receive 320 units assuming 100% achievement of the three year performance target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Other Payout Value of Unearned Shares or Units of Other Rights That Have Not Vested ($)(2)
(a)	(g)	(h)	(i)	(j)
Dutkowsky	20,112	1,720,783
	31,986	2,736,722
	31,879	2,727,567	6,815	583,091
Total	83,977	7,185,072	6,815	583,091
Dannewitz	1,852	158,457
	4,559	390,068
	3,324	284,401
	6,174	528,247	755	64,598
Total	15,909	1,361,173	755	64,598
Hume	26,506	2,267,853	1,916	163,933
Total	26,506	2,267,853	1,916	163,933
Cano			320	27,379
Total			320	27,379
Quaglia	3,234	276,701
	5,196	444,570
	11,729	1,003,533	810	69,304
Total	20,159	1,724,804	810	69,304

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)

Represents RSUs awarded in fiscal 2015, 2016 and 2017, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary with the exception of the one-time grant of 5,101 RSUs to Mr. Quaglia with a grant date fair value of $400,000 which vest 100% on the third anniversary of the grant date

(2)	The market value is based upon the last sales price of $85.56 on the last trading day in fiscal 2017.
(3)

Represents PBRSUs awarded in fiscal 2017 which vest contingent upon the attainment of the performance measures at the conclusion of the three year performance period, assuming 100% achievement of the three year performance target.

.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options and similar instruments, and vesting of other equity-based awards during fiscal 2017:

	Stock Awards(1)
Name	Number of Shares Acquired upon Vesting (#)	Value Realized upon Vesting ($)
(a)	(d)	(e)
Dutkowsky(2)	21,476	1,640,499
Dannewitz(3)	5,318	410,175
Hume
Cano(4)	11,680	890,333
Quaglia(5)	4,426	337,775

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)	RSUs are net share settled after withholding for taxes.
(2)

Of the shares acquired upon vesting, 20,716 were time-vested RSUs and 13,930 shares of common stock were received upon net settlement. In addition to these time-vested RSUs, 19,525 HREs also vested in fiscal 2017. 760 of these HREs were used to pay Mr. Dutkowsky’s employment taxes due as a result of the vesting of the HREs and are included above in column (d). The remaining 18,765 HREs will be distributed to Mr. Dutkowsky upon his “separation of service” from the Company in accordance with the HRE grant agreement and are reported below in the “Non-Qualified Deferred Compensation Plan” table.

(3)	All the stock awards were time-vested RSUs and 3,867 shares of common stock were received upon net settlement.
(4)	All the stock awards were time-vested RSUs and 9,050 shares of common stock were received upon net settlement.
(5)	All the stock awards were time-vested RSUs and 3,223 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The Deferred Compensation Plan is deemed unfunded and participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. Deferrals are made on a pre-tax basis, and the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2017.

In addition, for Mr. Dutkowsky the table below includes his vested HRE awards. Pursuant to their terms, the shares underlying these HREs will not be distributed to Mr. Dutkowsky until his separation from service with the Company.

Name	Executive contributions in last FY ($)		Registrant contributions in last FY ($)	Aggregate earning in last FY ($)(1)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)
Dutkowsky	1,427,078	(2)		654,334	(3)		4,282,079
Dannewitz				12,552	(4)		325,645
Hume
Cano
Quaglia	75,009			90,997			642,956

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the Summary Compensation Table.
(2)

Reflects the fair market value of 18,765 HREs that vested on March 28, 2016, determined based on the closing price of a share of Company stock on March 28, 2016. These shares will not be distributed to Mr. Dutkowsky until his “separation from service” with the Company in accordance with the HRE grant agreement. For additional information regarding the vesting of the HREs, see Note 2 to the Option Exercises and Stock Vested table above.

(3)

This amount consists of (i) $613,053, which reflects the increase in market value of the net shares realized upon the vesting of HREs from the vesting dates of the HREs through January 31, 2017, and (ii) $41,281 of aggregate earnings in the Deferred Compensation Plan in fiscal 2017 of which $7,197 is reported in column (h) of the “Summary Compensation Table” above.

(4)	This amount includes $2,188 which is reported in column (h) of the “Summary Compensation Table” above.

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement Separation of Services paid 13 months following the date of termination.

• Retirement and lump sum In-Service Distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death	Prior to termination of employment with the Company, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their cumulative deferrals plus earnings credited to their account, both amounts reduced by any in service distributions. Following termination of employment the beneficiary is entitled to receive the account balance.	Same as pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events. Pursuant to the proxy disclosure rules, this section provides information regarding all of our NEOs assuming that they each terminated employment as of January 31, 2017, the last day of our fiscal year.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for each of the NEOs in the event of termination would be as follows: Mr. Dutkowsky, Mr. Hume and Mr. Cano, 24 months, based upon the terms of their employment agreements; and, pursuant to the terms of the Severance Plan for each of the other NEOs as follows: Mr. Dannewitz and Mr. Quaglia, 24 months. A participant whose employment is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned. In such cases, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid. Mr. Cano’s employment agreement also provided for a payment to him equal to two years of his target bonus in exchange for his agreement to two-year noncompetition, no hire, and no interference restrictions. For a discussion of Mr. Cano’s separation see “Cano Separation Agreement” above.

Change in Control—On March 22, 2016, the Board approved a Change in Control Severance Policy (“CIC Policy”) based on its determination that it would be in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The participants in the CIC Policy are the Company’s executive officers, including the active NEOs. The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (1) there is a qualifying change in control of the Company, and (2) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). For the NEOs, the CIC Policy provides for severance payments equal to (i) a multiple (which is 2.5 for the chief executive officer and 2 for all other NEOs) (the “Severance Factor”) times the sum of the NEO’s base salary and target annual bonus (the “Severance Payment”), and (ii) a pro-rata annual bonus for the fiscal year of the Company in which the termination occurs, payable on the regularly scheduled payment date, determined based on the actual performance of the Company (in a manner consistent with how bonus determinations are made for continuing, active employees of the Company) and, prorated based on the number of days the individual was employed by the Company in the fiscal year prior to the date of termination. Participants who receive a Severance Payment under the CIC Policy are not entitled to receive any other cash severance payment pursuant to any other severance plan, program, policy, agreement or arrangement maintained by the Company, including the Severance Plan, or any additional annual bonus payment other than as specified in the CIC Policy, provided that in the event applicable law mandates that the Company provide to the participants benefits in the nature of severance, then the amounts of benefits provided under the CIC Policy are reduced, in a manner consistent with applicable law, by the amount of the legally mandated benefits.

As a condition to participation in and to receive benefits under the CIC Policy, a participant must agree to be bound by certain restrictive covenants including the NEO’s agreement not to compete with the business of the Company for a period of one year following the NEO’s termination date. The CIC Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 24, 2016. Equity awards in the event of change in control are covered under our Equity Plan and the forms of grant agreements approved under our Equity Plan and, for Mr. Dutkowsky, in his Employment Agreement. With respect to awards made prior to March, 2016, upon a change in control, vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. With respect to awards made in or after March, 2016, both the PBRSU and RSU grant agreement forms contain a double trigger change in control provision. As a result, awards made in or after March, 2016 do not accelerate vesting upon a change in control unless the NEO also has a qualifying termination of employment following the change in control. We do not provide any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control.

The presentation of data in the table below is based on the assumption that a qualifying termination upon change in control occurred on January 31, 2017, the last day of fiscal 2017.

NEO	Severance Factor	Earned FY 2017 Payment Under the Bonus Plan ($)		Severance Payment ($)		Equity upon change in control
Dutkowsky	2.5	1,747,395		6,220,500		No additional awards Vesting accelerates
Dannewitz	2	589,263		2,280,285		No additional awards Vesting accelerates
Hume	2	722,548		2,600,000		No additional awards Vesting accelerates
Cano(1)	2	677,700	(2)	2,494,706	(2)	No additional awards Vesting accelerates
Quaglia	2	613,594		1,925,000		No additional awards Vesting accelerates

(1)

Mr. Cano’s last day of employment with the Company was January 31, 2017. For a discussion of Mr. Cano’s separation see “Cano Separation Agreement” above. The above amounts reflect what Mr. Cano would have received had a qualifying change of control under the CIC Policy occurred on January 31, 2017.

(2)	The dollar value has been calculated using the spot exchange rate for British pounds sterling to U.S. dollars as of January 31, 2017.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding share-based equity incentives granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation and equity purchase plans as of January 31, 2017 are summarized in the following table:

Plan Category	Number of shares to be issued upon exercise of outstanding equity- based incentives		Weighted average exercise price per share of outstanding equity- based incentives		Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders for:
Employee equity compensation	518,150	(1)	$21.13	(2)	2,209,255	(3)
Employee stock purchase	—		—		487,460
Total	518,150		$21.13		2,696,715

(1)	The total of equity-based incentives outstanding also includes 11,228 units outstanding for non-employee directors.
(2)	Amount represents the weighted average exercise price for the 13,068 outstanding maximum value options. There are 505,082 nonvested restricted stock units that do not have an exercise price.
(3)	All employee and non-employee director share-based equity incentive awards are issued under the shareholder-approved Equity Plan.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus target amounts are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROIC that counterbalance each other and reduce the incentive to focus on just one goal. In establishing bonus performance measures, the Compensation Committee evaluates the employees’ bonuses on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

The Compensation Committee annually considers compensation policies and risk management. For fiscal 2017, Exequity, the Compensation Committee’s independent compensation consultant, prepared a Compensation Program Risk Assessment. Based upon its review, Exequity concluded that there are no indications that the Company’s compensation program motivates behavior that induces excessive risk taking. In addition, Exequity noted the following risk-mitigating features of the Company’s compensation plans:

Features	Annual Incentives	Long-Term Incentives	Other Programs
Annual opportunity	✓	✓
Goals based on operating plan	✓	✓
Multiple measures	✓	✓
Wide incentive zone around goal	✓	✓
Limits on award payouts	✓	✓
Board approval of payouts/grants	✓	✓
Multi-year/back-loaded vesting		✓
Stock ownership guidelines			✓
Retention requirement			✓
Insider trading policy			✓

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act requires that the Company seek an advisory, non-binding, shareholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS, TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2017 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (ITEM 402 OF REGULATION S-K), INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

PROPOSAL NO. 4

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

UNDER THE EXECUTIVE INCENTIVE BONUS PLAN

Background

The Bonus Plan was approved by the Committee comprised of three independent Directors and was unanimously recommended for shareholder approval by the Board of Directors on March 28, 2017. The Bonus Plan is a continuation of a program initiated in previous years and was last approved by the Company’s shareholders on June 5, 2012 (the “2007 Bonus Plan”). The Bonus Plan is designed to attract and retain key employees, to encourage key employees to devote their best efforts to the Company and to recognize key employees for their contributions to the overall success of the Company. It provides for the payment of annual cash bonuses following the close of each fiscal year, based upon the achievement of objective performance goals.

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the three highest compensated officers (other than the Chief Financial Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. These officers are referred to as covered employees. An exception from this limitation applies to “performance-based” compensation as defined in the regulations under Section 162(m). In order for awards made under the Bonus Plan to be eligible to qualify for this performance-based exception, among other factors, the material terms of the performance goals under the Bonus Plan must be submitted to and approved by shareholders every five years.

Nothing in the Bonus Plan or this Proxy Statement is intended to guarantee that the Company will always seek to ensure that its compensation qualifies as performance-based compensation, and no guarantee can be given that the terms of the Bonus Plan do in fact comply with the requirements for performance-based compensation, as they exist today or as they may change from time to time.

Eligible Employees

The Bonus Plan may be used to grant performance-based awards to the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

Administration and Determination of Bonus

The Bonus Plan is administered by the Committee. The Committee designates those who are eligible to receive bonuses out of the group of named executive officers and other executive officers, determines specific bonus targets within the criteria set forth in the Bonus Plan, and determines whether the bonuses have been achieved, and how and when bonuses will be paid.

Performance Goals

The Committee will select one, or any combination, of the following performance criteria in respect of each performance period: (i) earnings per share; (ii) net income; (iii) return on sales; (iv) total shareholder return; (v) return on assets; (vi) economic value added; (vii) cash flow; (viii) return on equity; (ix) return on capital employed; (x) return on invested capital; (xi) operating income on a country, regional, worldwide or consolidated basis; (xii) operating income percentage on a country, regional, worldwide or consolidated basis; (xiii) cash days; (xiv) revenue growth; (xv) contribution margin; (xvi) non-GAAP measure of any of these performance criteria as more specifically defined by the Committee; and (xvii) achievement of other explicit strategic objectives or milestones.

Key Features of Plan

Within ninety days of the start of each fiscal year, the Committee selects the specific performance criteria under which a bonus can be paid and establishes, in writing, the performance targets, their ranges and weights, to measure satisfaction of the performance goals. At the end of the performance period, the Committee evaluates performance based upon the pre-established performance targets and certifies, in writing, the extent to which the specific performance criteria were attained. The maximum annual individual award allowed under the Bonus Plan remains $4,000,000. The Bonus Plan sets forth how and when a bonus will be paid in certain circumstances including death, disability, and severance.

Termination and Amendment

The Committee may amend or terminate the Bonus Plan in any manner and at any time. The Company may adopt or continue other compensation arrangements, which may be either generally applicable or applicable only in specific cases.

Estimate of Benefits

Because the grant of awards pursuant to the Bonus Plan is within the discretion of the Committee, it is not possible to determine the awards that will be made under the Bonus Plan. The following table shows the dollar value of the annual incentive awards granted by the Committee to our NEOs under the Bonus Plan for the performance period ending January 31, 2017.

Name	Total Bonus Payment
Dutkowsky	$1,747,395
Dannewitz	$589,263
Hume	$722,548
Cano	$712,765
Quaglia	$613,594

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY VOTED “FOR” SUBMISSION OF THE BONUS PLAN TO THE SHAREHOLDERS FOR THEIR APPROVAL AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE PERFORMANCE GOALS UNDER THE BONUS PLAN.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and related SEC Rules also require that the Company seek an advisory, non-binding, shareholder vote on whether our shareholders would prefer advisory compensation votes of the type described in Proposal No. 3 every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer. You may also “abstain” from voting on this proposal. As described above in connection with Proposal No. 3, the Company’s Corporate Governance Principles already provide that the Company will seek advisory shareholder votes on named executive officer compensation every year. The Board and the Compensation Committee value the input of shareholders on the Company’s compensation practices, and after careful consideration, believes it is appropriate to continue the practice of an annual advisory vote on executive compensation.

As with Proposal No. 3, your vote is advisory and it will not be binding on the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future shareholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING, BASIS, FOR FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY YEAR.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Line that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Line. You may also access the Ethics Line by going to www.techdataethicsline.com. All calls and reports made online will be received by an independent, third-party provider, Navex Global. A report will be provided to the Chief Legal Officer who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company has retained Advantage Proxy, Inc. to assist in the solicitation of proxies for a fee of approximately $6,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these Proxy Materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding Proxy Materials to beneficial owners of stock, will be paid by the Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2018 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

Wayne O. Hanewicz, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Proposals must be received no later than December 28, 2017 to be eligible for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2018 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The shareholder notice must be delivered to and received at the address above no earlier than February 7, 2018 and no later than March 9, 2018. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

TECH DATA CORPORATION

5350 TECH DATA DRIVE

CLEARWATER, FL 33760

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 6, 2017.

VOTE BY PHONE - 1-800-690-6903

You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 6, 2017.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A mailed proxy must be received on or before June 6, 2017.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24467-P87967 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  TECH DATA CORPORATION

The Board of Directors recommends you Vote FOR the following proposals:
The Board recommends a Vote FOR Proposal 1.
1. To elect nine (9) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

Nominees:	For	Against	Abstain

1a. Charles E. Adair	☐	☐	☐

1b. Karen M. Dahut	☐	☐	☐

1c. Robert M. Dutkowsky	☐	☐	☐

1d. Harry J. Harczak, Jr.	☐	☐	☐

1e. Bridgette P. Heller	☐	☐	☐

1f. Kathleen Misunas	☐	☐	☐

1g. Thomas I. Morgan	☐	☐	☐

1h. Patrick G. Sayer	☐	☐	☐

1i. Savio W. Tung	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

The Board recommends a Vote FOR Proposal 2.		For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2018.		☐	☐	☐

The Board recommends a Vote FOR Proposal 3.

3. To approve, on an advisory basis, named executive officer compensation for fiscal 2017.		☐	☐	☐

The Board recommends a Vote FOR Proposal 4.

4. To approve the material terms of the performance goals under the Executive Incentive Bonus Plan.		☐	☐	☐

The Board recommends a Vote of 1 YEAR on Proposal 5.	1 Year	2 Years	3 Years	Abstain

5. To approve, on an advisory basis, the frequency of holding future advisory shareholder votes on named executive officer compensation.	☐	☐	☐	☐

     The proxyholders are authorized to vote on such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/TECD.

E24468-P87967

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 7, 2017.

The undersigned hereby appoints Robert M. Dutkowsky and Wayne O. Hanewicz as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 29, 2017, at the Annual Meeting of Shareholders to be held on June 7, 2017 at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1